Exhibit 99.1

ChoicePoint® Reports Third Quarter 2007 Results

•	Service revenue from continuing operations grew 3.4 percent from the third quarter of 2006, led by Insurance Services segment growth of 11.3 percent.

•	Strong Net Free Cash Flow from continuing operations of approximately $55 million for the quarter.

•	Repurchased 3.6 million shares during the quarter, bringing total shares acquired since inception of the program to approximately 24 percent of outstanding shares.

•	Recorded a $30.3 million after tax charge on a business within the Government Services segment that it intends to sell.

ALPHARETTA, GA – October 24, 2007 – For the third quarter of 2007, ChoicePoint Inc. (NYSE: CPS) reported a 3.4 percent increase in service revenue from continuing operations to $265.2 million, compared to $256.5 million for the third quarter of 2006. Total revenue from continuing operations was $270.8 million in the third quarter of 2007, compared to $261.5 million for the third quarter of 2006. Diluted earnings (loss) per share from continuing operations (“EPS”) for the third quarter of 2007 was $0.44, compared to ($0.42) for the third quarter of 2006. Excluding the other operating charges detailed in the table below, EPS would have increased 10% to $0.46 for the third quarter of 2007, compared to $0.42 in the third quarter of 2006.

The following table provides a reconciliation of EPS excluding other operating charges to EPS calculated in accordance with generally accepted accounting principles (“GAAP”) for the third quarter of 2007 and 2006:

	Quarter ended September 30,
	2007	2006
EPS from continuing operations excluding other operating charges	$0.46	$0.42
Other operating charges	(0.02)	(0.84)

EPS from continuing operations	$0.44	$(0.42)

Other operating charges incurred during the third quarter of 2007 totaled $2.8 m illion ($0.02 per share) and include costs associated primarily with sev erance and lease abandonm ent charges. See Note (c) to Financial Highlights for additional detail of 2006 and 2007 other operating charges.

ChoicePoint Earnings

In September 2007, the Company decided to divest its iMap business which was previously included as part of the Government Services segment. In connection with the decision, the Company recorded a pre-tax charge of $48.8 million ($30.3 million after tax benefit) in discontinued operations to reduce the carrying value of iMap to reflect the currently estimated net proceeds to be realized from selling the business. While a transaction has not yet been consummated and the Company has no definitive agreements to sell the business, the Company has met the criteria to classify this business as discontinued operations, and GAAP requires the recognition of the estimated impairment during the third quarter of 2007. Prior period results have been reclassified to conform to this presentation. The Company will adjust these estimates when the ultimate selling price is determined. See Note (d) to the Financial Highlights for additional information.

After combining the results of continuing and discontinued operations, the Company’s net income for the third quarter of 2007 was $1.3 million or $0.02 per share as compared to a net loss of $72.2 million for the third quarter of 2006.

Cash Flow and Balance Sheet Highlights – Third Quarter

•

Cash flows from operating activities of continuing operations were $67.8 million for the three months ended September 30, 2007, compared to $94.9 million for the three months ended September 30, 2006. With $13.3 million in capital expenditures during the third quarter of 2007 and $12.0 million in capital expenditures during the same period in 2006, net free cash flow from continuing operations (cash flows from operating activities of continuing operations less capital expenditures) for the quarter ended September 30, 2007 was $54.5 million, compared to $82.8 million for the quarter ended September 30, 2006. Cash flows from operating activities of continuing operations were $187.0 million for the nine months ended September 30, 2007, compared to $163.7 million for the nine months ended September 30, 2006. The improved cash flow results for the nine months ended September 30, 2007 compared to the same period in 2006 primarily reflect lower federal tax payments and strong collections efforts.

•

During the third quarter, the Company repurchased 3.6 million shares of its common stock at an average cost of $38.66 per share for an aggregate of $140.1 million, leaving $193.8 million authorized in the Company’s buyback program as of September 30, 2007. Since the approval of the Company’s buyback program on July 26, 2005, a total of 21.4 million shares have been repurchased at an average cost of $38.76 per share for an aggregate of $831.2 million, representing the repurchase of approximately 24 percent of the shares that were outstanding at the commencement of the buyback program.

ChoicePoint Earnings

•

Net debt (total debt of $515.0 million less cash and cash equivalents of $37.5 million) at September 30, 2007, increased by $80 million from June 30, 2007 to $477.5 million, with an average effective interest rate of 5.6 percent, as the Company utilized its borrowing capacity and cash flow from operations to repurchase shares and fund capital expenditures. The remaining debt capacity at September 30, 2007 under our committed financing lines was $200 million.

Financial Highlights – Third Quarter

•

Internal revenue (total revenue less revenue from acquisitions) from continuing operations increased 2.3 percent over the third quarter of 2006, led by a strong 11.0 percent growth in Insurance Services and 5.6 percent growth in Government Services. Internal revenue declined in Screening and Authentication Services, Financial and Professional Services, and Marketing Services due to macroeconomic conditions faced by our customers which directly impact these segments. Third quarter service revenue from continuing operations increased 3.4 percent to $265.2 million in 2007 from $256.5 million in 2006.

•

Operating income from continuing operations for the third quarter of 2007 was $58.7 million, compared to operating loss of $53.0 million for the same period of 2006. Operating income from continuing operations results for the three months ended September 30, 2007, were reduced by other operating charges of $2.8 million ($1.7 million net of taxes) consisting of the following:

•	Charges of $2.5 million ($1.5 million net of taxes) for lease abandonment and severance primarily associated with the consolidation of facilities; and

•	Net charges of $0.3 million ($0.2 million net of taxes) including asset impairments and third party expenses related to the previously disclosed fraudulent data access.

•

Operating income from continuing operations for the quarter ended September 30, 2006, was reduced by other operating charges of $116.1 million, ($70.0 million net of taxes), consisting of the following:

•	Charges of $115.1 million ($69.4 million net of taxes) for asset impairment and severance primarily associated with our Marketing Services segment; and

•	Charges of $0.9 million ($0.6 million net of taxes) for third party expenses related to the previously disclosed fraudulent data access.

ChoicePoint Earnings

Excluding these charges, operating income from continuing operations would have been $61.5 million and $63.0 million for the third quarter of 2007 and 2006, respectively.

•

The Company’s effective tax rate for continuing operations in the third quarter of 2007 was 38.0 percent, compared to 39.9 percent for the third quarter of 2006. The decreased rate for the current quarter is primarily due to the benefit of certain tax credits in the third quarter of 2007 not available in the third quarter of 2006. We expect the overall effective tax rate for the year to be in the mid 38 percent range.

•

Interest expense was $6.7 million for the third quarter of 2007, an increase of $2.0 million from the third quarter of 2006, due to higher average debt outstanding which is primarily associated with the Company’s share repurchase program, and higher average interest rates.

Operational Highlights

Insurance Services

•

Total revenue increased 11.3 percent to $129.2 million in the third quarter of 2007, compared to $116.1 million in the same period of the prior year. Internal revenue grew 11.0 percent during the third quarter of 2007, as compared to the same period of the prior year, led by almost 20 percent internal revenue growth in our software business, approximately 13 percent internal revenue growth in our claims and fraud analytics business, and 9 percent internal revenue growth in our data services business.

•

Operating income increased 7 percent in Insurance Services to $65.0 million for the third quarter of 2007, compared with $60.6 million for the third quarter of 2006. Operating profit margin improved slightly to 50.3% for the third quarter of 2007 compared to 50.1% in the second quarter of 2007. Operating profit margin decreased from 52.2 percent in the third quarter of 2006. This decrease is primarily due to changes in product mix and costs associated with new product development.

ChoicePoint Earnings

Screening and Authentication Services

•

Total revenue and internal revenue both decreased by 3 percent in the third quarter of 2007 to $64.6 million, compared to $66.8 million in the third quarter of 2006. Double-digit internal revenue growth from our vital records and Bridger businesses was offset by negative internal revenue growth in our employment-related screening business due primarily to reduced hiring levels by our customers, primarily in the retail sector, and, to a lesser extent, the pricing impact of a previously disclosed long-term agreement with a major customer.

•

Operating income in Screening and Authentication Services was $13.2 million for the third quarter of 2007, compared to $15.7 million in the same period of the prior year. Operating profit margin improved to 20.5% for the third quarter of 2007 compared to 19.3% in the second quarter of 2007 as we recognized the benefit of cost saving initiatives. Operating profit margin decreased from 23.6 percent in the same period of the prior year. This decrease is primarily due to the impact of the revenue decrease discussed above.

Financial and Professional Services

•

Total revenue increased by 3.8% to $26.5 million in the third quarter of 2007 from $25.5 million in the third quarter of 2006. These results include the impact of our Charles Jones joint venture, which was effective July 1, 2007. Excluding $2.4 million of incremental revenue associated with the Charles Jones joint venture, internal revenue declined 5.7 percent during the third quarter of 2007, as compared to the same period of the prior year, as growth in our public filings business was offset by declining revenues from our financial services customers.

•

Operating income in the Financial and Professional Services segment was $3.0 million for the third quarter of 2007, unchanged from $3.0 million for the same period of 2006. Operating profit margin was 11.4% for the third quarter of 2007 compared to 16.7% in the second quarter of 2007 as the severe drop-off in the mortgage and deal financing markets negatively impacted our Charles Jones and BIS business units. Operating profit margin decreased from 11.9 percent in the third quarter of 2006, as a result of the consolidation of the Charles Jones joint venture. Excluding the impact of the Charles Jones joint venture, operating profit margin would have been 14.7% for the third quarter of 2007.

Government Services

•

Excluding the results of our iMap business, which is now included in discontinued operations, total revenue and internal revenue in the Government Services segment increased 6 percent to $30.6 million in the third quarter of 2007, compared to $29.0 million in the third quarter of 2006. This increase was led by double digit revenue growth in our software business, offset by slightly negative growth in data sales.

ChoicePoint Earnings

•

Operating income in Government Services was $3.3 million for the third quarter of 2007, an increase from $2.4 million for the same period in 2006. Operating profit margin improved to 10.7% for the third quarter of 2007 compared to 5.2% in the second quarter of 2007 due to the benefit of increased software revenue and lower administrative costs in the quarter. Operating profit margin in Government Services increased from 8.3 percent in the third quarter of 2006, due primarily to the increased revenue discussed above, offset by the continued ramp-up of Fusion centers.

Marketing Services

•

Third quarter total revenue for Marketing Services (which includes all of the Company’s revenue from reimbursable expenses) declined 17 percent to $20.0 million in 2007 from $24.0 million in 2006. Marketing Services’ service revenue for the third quarter of 2007 declined 25 percent to $14.3 million from $19.1 million in the third quarter of 2006, primarily due to continuing reductions in spending by our customers in the sub-prime mortgage lending market.

•

Operating income in Marketing Services was $0.5 million for the third quarter of 2007, compared with $2.8 million for the same period of 2006. Operating profit margin declined to 3.5% for the third quarter of 2007, compared to 4.9% in the second quarter of 2007 due primarily to a decline in revenue. Operating profit margin decreased from 14.8 percent of service revenue in the third quarter of 2006 (11.8 percent of total revenue), a decrease resulting from the revenue decline discussed above.

Corporate and Shared Expenses

•

For the third quarter of 2007, corporate and shared expenses were $17.9 million, or 6.7 percent of service revenue, compared to $15.4 million, or 6.0 percent of service revenue, in the third quarter of 2006. We expect corporate and shared expenses to be 6 to 7 percent of service revenue for the full year 2007.

•

The Company recorded stock-based compensation expense of $5.7 million ($4.2 million net of taxes) during the third quarter of 2007. Approximately $0.9 million of stock-based compensation expense is included in cost of revenue with the remaining $4.8 million of stock-based compensation expense included in selling, general and administrative expenses. These amounts include restricted stock expense of $2.7 million ($1.7 million net of taxes), and stock option expense of $3.0 million ($2.5 million net of taxes). The Company recorded $6.2 million ($4.7 million net of taxes) of stock-based compensation expense in the third quarter of 2006, which includes restricted stock expense of $1.9 million ($1.2 million net of taxes) and stock option expense of $4.3 million ($3.5 million net of taxes).

ChoicePoint Earnings

2007 Updated Outlook

Refer to our attached Summary of Projections for the Year Ending December 31, 2007.

Webcast

ChoicePoint’s third quarter results will be discussed in more detail on October 24, 2007, at 8:30 a.m. EDT via teleconference. The live audio Webcast of the call will be available on ChoicePoint’s Web site at www.choicepoint.com. There will also be a replay of the call available beginning at approximately 10:00 a.m. EDT at the same Web address.

About ChoicePoint

ChoicePoint (NYSE: CPS) provides businesses, government agencies and non-profit organizations with technology, software, information and marketing services to help manage economic and physical risks as well as identify business opportunities. Each year, we help more than 100 million people who are seeking to obtain jobs, fairly priced home and auto insurance, and who wish to rent apartments. Our authentication and anti-fraud tools improve efficiency and instill confidence in the decision-making process for our customers and consumers. Consumers have free access to the reports we create at www.ChoiceTrust.com. Learn what we do to protect consumer privacy by visiting www.PrivacyatChoicePoint.com and, for more information on our company, go to www.ChoicePoint.com.

Forward-Looking Statements

Certain written statements in this release and oral statements made by or on behalf of the Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Words or phrases such as “should result,” “are expected to,” “we anticipate,” “we estimate,” “we project,” or similar expressions are intended to identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, the following important factors: the results of our ongoing review of fraudulent data access and other events, the impact of our decision to discontinue certain services, the results of litigation or government proceedings, demand for the Company’s services, product development, maintaining acceptable margins, maintaining our data supply, maintaining secure systems including personal privacy systems, ability to minimize system interruptions, ability to control costs, the impact of federal, state and local regulatory requirements on the Company’s business, privacy matters and any federal or state legislative responses to identify theft concerns, the impact of competition and customer consolidations, ability to continue our long-term business strategy, ability to attract and retain qualified personnel, and the uncertainty of economic conditions in general. Additional information concerning these and other risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10?K for the year ended December 31, 2006 (collectively, the “SEC Filings”). Readers are cautioned not to place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and the Company undertakes no obligation to publicly update these statements based on events that may occur after the date of this press release.

ChoicePoint Earnings

ChoicePoint Inc.

Financial Highlights

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2007	2006	2007	2006
Service revenue (a)	$265,154	$256,538	$784,358	$753,829
Reimbursable expenses per EITF 01-14 (b)	5,640	4,934	15,911	16,744

Total revenue	270,794	261,472	800,269	770,573

Cost of revenue	139,673	135,215	416,220	397,346
Reimbursable expenses	5,640	4,934	15,911	16,744
Selling, general and administrative expenses	63,999	58,286	187,817	173,324
Other operating charges (c)	2,761	116,054	4,961	124,781

Total costs and expenses	212,073	314,489	624,909	712,195

Operating income (loss)	58,721	(53,017)	175,360	58,378
Interest expense	6,690	4,693	19,367	9,858

Income (loss) from continuing operations before income taxes	52,031	(57,710)	155,993	48,520
Provision for (benefit from) income taxes	19,773	(23,006)	59,794	19,013

Income (loss) from continuing operations	32,258	(34,704)	96,199	29,507
Loss from discontinued operations, net of taxes (d)	(31,007)	(37,512)	(31,456)	(36,252)

Net income (loss)	$1,251	$(72,216)	$64,743	$(6,745)

Effective tax rate, continuing operations	38.0%	39.9%	38.3%	39.2%
EPS - diluted
Income (loss) from continuing operations	$0.44	$(0.42)	$1.27	$0.34
Loss from discontinued operations	(0.42)	(0.45)	(0.42)	(0.42)

Net income (loss)	$0.02	$(0.86)	$0.86	$(0.08)

Weighted average shares – diluted	73,829	83,533	75,710	86,691

Note: Amounts may not sum due to rounding.

See accompanying notes.

ChoicePoint Earnings

ChoicePoint Inc.

Financial Highlights

Reconciliation to financial information excluding other expenses and discontinued operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2007	2006	2007	2006
Net income (loss)	$1,251	$(72,216)	$64,743	$(6,745)
Loss from discontinued operations, net of taxes (d)	(31,007)	(37,512)	(31,456)	(36,252)
Provision for (benefit from) income taxes	19,773	(23,006)	59,794	19,013
Interest expense	6,690	4,693	19,367	9,858

Operating income (loss)	58,721	(53,017)	175,360	58,378
Add back: other expenses (e):
accelerated depreciation expense	—	—	—	5,463
other operating charges (c)	2,761	116,054	4,961	124,781

Operating income before other expenses (f)	61,482	63,037	180,321	188,622
Interest expense	6,690	4,693	19,367	9,858

Income from continuing operations before income taxes & other expenses (f)	54,792	58,344	160,954	178,764
Provision for income taxes	20,821	23,262	61,709	70,915

Net income from continuing operations before other expenses (f)	$33,971	$35,082	$99,245	$107,849

Effective tax rate from continuing operations excluding other expenses (f)	38.0%	39.9%	38.3%	39.7%
Earnings per share from continuing operations - diluted excluding other expenses (f)	$0.46	$0.42	$1.31	$1.24

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Earnings per share from continuing operations - diluted excluding other expenses (f)	$0.46	$0.42	$1.31	$1.24
Other operating charges	(0.02)	(0.84)	(0.04)	(0.87)
Accelerated depreciation expense	—	—	—	(0.04)

Earnings (loss) per share from continuing operations	$0.44	$(0.42)	$1.27	$0.34

Note: Amounts may not sum due to rounding.

See accompanying notes.

ChoicePoint Earnings

ChoicePoint Inc.

Financial Highlights

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
( dollars in thousands)	2007	2006	2007	2006
Cash Flow Highlights
Income (loss ) from continuing operations	$32,258	$(34,704)	$96,199	$29,507
Depreciation & amortization	17,791	17,477	53,223	56,000
Changes in assets & liabilities and other	17,730	112,114	37,622	78,223

Net cash provided by operating activities - continuing operations	$67,779	$94,887	$187,044	$163,730
Proceeds from the disposition of discontinued operations	$—	$18,000	$28,598	$18,000
Acquisitions & investments, net of cash acquired	(280)	(26,689)	(863)	(59,389)
Capital expenditures	(13,270)	(12,043)	(36,933)	(44,397)

Net cash used in investing activities - continuing operations	$(13,550)	$(20,732)	$(9,198)	$(85,786)
Net cash used in financing activities - continuing operations	$(44,974)	$(37,335)	$(161,901)	$(56,225)
Net cash provided by (used in ) operating, and financing activities of discontinued operations	$389	$(5,040)	$(5,651)	$(6,300)
Reconciliation of Net Free Cash Flow (g)
Net cash provided by operating activities – continuing operations	$67,779	$94,887	$187,044	$163,730
Capital expenditures	(13,270)	(12,043)	(36,933)	(44,397)

Net free cash flow from continuing operations	54,509	82,844	150,111	119,333
Fraudulent data access costs paid	616	2,008	2,841	8,549

Net free cash flow from continuing operations excluding fraudulent data access costs paid	$55,125	$84,852	$152,952	$127,882

See accompanying notes.

ChoicePoint Earnings

ChoicePoint Inc.

Financial Highlights

(Unaudited)

(Dollars in thousands)	September 30, 2007
Key Balance Sheet Highlights & Reconciliation of Net Debt to Total Debt
Short-term debt and current maturities of long-term debt	$—
Long-term debt, net of current maturities	515,000

Total debt	515,000
Cash and cash equivalents	37,487

Net debt (h)	$477,513
Shareholders’ equity	$490,320
Net debt to book capital	49.3%
Days sales outstanding for continuing operations (adjusted for pass-through expenses)	42 days

Share Repurchase Summary

(In thousands, except per share data)

	Total number of shares repurchased	Average cost per share	Total cost for shares
Three months ended September 30, 2007	3,623	$38.66	$140,068
Inception of buyback program through September 30, 2007	21,441	$38.76	$831,166

See accompanying notes.

ChoicePoint Earnings

ChoicePoint Inc.

Notes to Financial Highlights

(a)	Service revenue excludes revenue from reimbursable expenses (see (b) below). The Company uses service revenue to measure its continuing operations without the effect of reimbursable expenses.

(b)	Reimbursable expenses per Emerging Issues Task Force 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred”, (“EITF 01-14”) represent out-of-pocket expenses fully reimbursed by ChoicePoint’s customers and recorded as revenues and expenses in accordance with EITF 01-14. As these expenses are fully reimbursed, without mark-up, by our customers and in a majority of cases prepaid by the customers, there is no impact on operating income, net income, EPS, cash flows or the balance sheet. In addition, management excludes these expenses from its revenue analysis for operational management and incentive purposes; therefore, we have separately identified these expenses and excluded their impact in our calculations of service revenue, internal revenue growth and operating margins. Other pass-through expenses such as motor vehicle registry fees will continue to be accounted for on a net basis and, as such, excluded from revenues in our financial statements in accordance with generally accepted accounting principles (“GAAP”). Third quarter pass-through expenses related to continuing operations totaled $206.0 million in 2007 and $200.1 million in 2006. Pass-through expenses related to continuing operations for the nine months ended September 30 were $628.6 million in 2007 and $613.6 million in 2006.

(c)	Other operating charges includes the following components:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Asset impairments	$200	$114,720	$505	$120,157
Lease abandonment, severance and other expenses	2,448	411	5,277	1,948
Fraudulent data access related expense (benefit)	113	923	(821)	2,676

Total other operating charges	$2,761	$116,054	$4,961	$124,781

(d)	Loss from discontinued operations, net of tax, includes the following components:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Loss from discontinued operations, net of taxes	$(30,852)	$(34,424)	$(31,152)	$(33,164)
Gain (loss) on sale of discontinued operations, net of taxes	(155)	(3,088)	(304)	(3,088)

Gain (loss) from discontinued operations, net of taxes	$(31,007)	$(37,512)	$(31,456)	$(36,252)

Loss from discontinued operations shown above includes a pre-tax charge of $48.8 million ($30.3 million after tax benefit) to reduce the carrying value of iMap to reflect the currently estimated net proceeds to be realized from selling the business. Although the Company has reduced the carrying value of iMap to reflect such proceeds, a transaction has not yet been consummated and the Company has no definitive agreements to sell the business. Based upon existing market dynamics, prospective purchasers - either strategic or financial buyers – will establish their own valuations for the business. The Company cannot at this time establish with certainty the fair value for the iMap business since the Company has not executed a definitive purchase agreement. Competition for the acquisition of the business, the uniqueness of the business, the interest rate environment, macro economic factors and many other considerations all impact the ultimate valuation to be realized. Based upon existing facts and circumstances, the Company cannot conclude that an additional impairment of these assets exists as of September 30, 2007. As the process to sell progresses toward consummation, the Company will have additional information to enable it to reflect a charge, if impairment is probable, and will disclose and reflect such charge at that time.

(e)	The Company recorded $5.5 million of accelerated depreciation as a result of the centralization of functions and consolidation of technology platforms during the nine months ended September 30, 2006. Additional other operating charges were recorded during 2007 and 2006 as discussed in Note (c) above. The Company has presented this analysis with and without these items because they represent costs that management excludes in its assessments of operating results of the business.

ChoicePoint Earnings

(f)	To supplement the Company’s consolidated financial statements presented on a GAAP basis, the Company provides the following non-GAAP financial measures: “operating income before other expenses,” “income from continuing operations before income taxes and other expenses,” “net income from continuing operations before other expenses,” “effective tax rate from continuing operations excluding other expenses” and “earnings per share from continuing operations - 1diluted excluding other expenses”. In each case, these non-GAAP financial measures differ from the equivalent GAAP financial measures in that they exclude the other expenses described in Notes (c) and (e), which include expenses related to the fraudulent data access, accelerated depreciation and other costs relating to the consolidation of technology platforms, and other operating charges.

Management uses these non-GAAP financial measures for internal purposes in evaluating and forecasting the Company’s operating performance because they exclude expenses that are not reflective of the Company’s ongoing operating performance and, in the case of expenses related to the fraudulent data access and consolidation of operating platforms, are expected to be limited in duration and decreasing over time. The Company also uses these non-GAAP financial measures in setting bonus targets and targets for other performance-based compensation plans. Management believes these non-GAAP financial measures assist investors in comparing the Company’s results with prior periods in which such expenses were not taken.

These adjusted financial measures should not be considered in isolation or as a substitute for GAAP operating income, income before taxes, net income or earnings per share. In addition, there are limitations associated with the use of these non-GAAP financial measures. For example, expenses associated with items such as the fraudulent data access or consolidation of technology platforms could have a material impact on cash flows or liquidity. These effects are reflected in our GAAP financial statements. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. The Company strongly encourages investors to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Other companies may use different methodologies for calculating their non-GAAP financial measures and, accordingly, the Company’s non-GAAP financial measures may not be comparable to those measures.

(g)	Net free cash flow is not defined under GAAP. Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with GAAP and may not be comparable to similarly-titled measures used by other companies. The Company defines net free cash flow as cash flows from operating activities of continuing operations less capital expenditures. It should not be inferred that the entire net free cash flow amount is available for discretionary expenditures. The Company believes net free cash flow is a useful measure of performance and its ability to generate cash.

(h)	Net debt is not defined under GAAP. The Company defines net debt as total debt less cash and cash equivalents. Management believes that net debt provides useful information regarding the level of the Company’s indebtedness by reflecting cash and investments that could be used to repay debt. Therefore, it should not be considered a substitute for total debt data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies.

ChoicePoint Earnings

ChoicePoint Inc.

Summary of Projections for the Year Ending December 31, 2007*

	Internal Revenue Growth	Operating Margins Excluding Other Operating Charges
Insurance Services	9 – 11%	50 –52%
Screening and Authentication Services	(2%) – 0%	18 –20%
Financial and Professional Services	(6%) – (4%)	10 –12%
Government Services	3% – 5%	5 – 7%
Marketing Services	(Mid 20%)	1 – 3%

Other Projections for the Year Ended December 31, 2007

Service revenue growth	3 - 4%

Internal revenue growth	2 - 3%

Operating margins excluding other operating charges and including stock option expense	22% - 24%

Corporate expenses for continuing operations as a percentage of service revenue, excluding stock based compensation	Approximately 6 -7%

Tax rate from continuing operations including stock option expense	Mid 38%

Expenses related to the fraudulent data access	Approximately $1 million**

Re-platforming expense and centralization of functions	$5 - $7 million

Net free cash flow from continuing operations, excluding costs associated with the fraudulent data access ***	$190 -$210 million

Capital expenditures – continuing operations	$50 - $60 million

Cash flow from operating activities – continuing operations excluding costs associated with the fraudulent data access ***	$240 - $270 million

Diluted EPS from continuing operations excluding other expenses and including stock option expense	$1.71 – $1.75

*	For a discussion of risks that may cause actual results to differ materially from these projections, please see the discussion under “Forward-Looking Statements” above, as well as the risk factors set forth in the SEC Filings.

**	Exclusive of any potential settlements.

***	Net free cash flow from continuing operations, excluding costs associated with the fraudulent data access is calculated as cash flow from continuing operations less capital expenditures and fraudulent data access costs.

ChoicePoint Earnings

ChoicePoint Inc.

2007 Segment Results - Continuing Operations

(Dollars in thousands)	Q1 2007	Q2 2007	Q3 2007
Revenue
Insurance Services	$125,282	$125,185	$129,211
Screening and Authentication Services	61,438	65,881	64,556
Financial and Professional Services	26,272	26,859	26,488
Government Services	27,656	28,118	30,579
Marketing Services	17,200	15,313	14,320

Service Revenue	257,848	261,356	265,154
Reimbursable Expenses per EITF 01-14	4,859	5,412	5,640

Total Revenue	$262,707	$266,768	$270,794

Operating Income
Insurance Services	$65,179	$62,727	$65,032
Screening and Authentication Services	10,067	12,714	13,237
Financial and Professional Services	3,050	4,487	3,030
Government Services	473	1,470	3,268
Marketing Services	1,197	752	495
Corp orate & shared expenses (a)	(16,585)	(15,277)	(17,894)
Stock-based compensation (b)	(5,642)	(5,773)	(5,686)

Operating income before other expenses	57,739	61,100	61,482
Other expenses (c):
Other operating charges	(1,288)	(912)	(2,761)

Operating income	$56,451	$60,188	$58,721

Total Service Revenue Growth Rates
Insurance Services	11.5%	11.5%	11.3%
Screening and Authentication Services	-0.7%	1.4%	-3.4%
Financial and Professional Services	1.2%	0.1%	3.8%
Government Services	7.8%	6.5%	5.6%
Marketing Services	-21.4%	-20.0%	-25.0%

Total operations	4.1%	4.7%	3.4%

Internal Revenue Growth Rates
Insurance Services	8.0%	9.3%	11.0%
Screening and Authentication Services	-1.4%	1.2%	-3.4%
Financial and Professional Services	1.2%	0.1%	-5.7%
Government Services	7.8%	6.5%	5.6%
Marketing Services	-21.4%	-20.0%	-25.0%

Total operations	2.3%	3.7%	2.3%

Operating Profit Margins
Insurance Services	52.0%	50.1%	50.3%
Screening and Authentication Services	16.4%	19.3%	20.5%
Financial and Professional Services	11.6%	16.7%	11.4%
Government Services	1.7%	5.2%	10.7%
Marketing Services (d)	7.0%	4.9%	3.5%

Operating income before other operating charges as a percentage of service revenue (c)	22.4%	23.4%	23.2%

Operating income as a percentage of total revenue	21.5%	22.6%	21.7%

ChoicePoint Earnings

ChoicePoint Inc.

2006 Segment Results - Continuing Operations

(Dollars in thousands)	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Total 2006
Revenue
Insurance Services	$112,326	$112,298	$116,118	$113,716	$454,458
Screening and Authentication Services	61,845	64,955	66,832	63,456	257,088
Financial and Professional Services	25,962	26,832	25,530	26,717	105,041
Government Services	25,663	26,395	28,969	31,390	112,417
Marketing Services	21,875	19,140	19,089	19,610	79,714

Service Revenue	247,671	249,620	256,538	254,889	1,008,718
Reimbursable Expenses per EITF 01-14	6,726	5,084	4,934	6,134	22,878

Total Revenue	$254,397	$254,704	$261,472	$261,023	$1,031,596

Operating Income
Insurance Services	$60,815	$60,039	$60,594	$58,395	$239,843
Screening and Authentication Services	14,238	14,729	15,740	12,389	57,096
Financial and Professional Services	2,451	3,923	3,044	3,580	12,998
Government Services	1,785	1,092	2,400	2,825	8,102
Marketing Services	4,002	2,135	2,834	3,475	12,446
Corporate & shared expenses (a)	(14,941)	(14,463)	(15,358)	(19,240)	(64,002)
Stock-based compensation (b)	(5,117)	(5,103)	(6,217)	(6,249)	(22,686)

Operating income before other expenses	63,233	62,352	63,037	55,175	243,797
Other expenses (c):
Accelerated depreciation	(5,463)	—	—	—	(5,463)
Other operating (charges) benefit	(5,987)	(2,740)	(116,054)	7,209	(117,572)

Operating income	$51,783	$59,612	$(53,017)	$62,384	$120,762

Total Service Revenue Growth Rates
Insurance Services	14.0%	11.2%	10.8%	15.4%	12.8%
Screening and Authentication Services	11.3%	5.9%	4.9%	3.2%	6.2%
Financial and Professional Services	-21.5%	-11.3%	-11.9%	5.9%	-10.6%
Government Services	0.4%	7.6%	-2.2%	13.5%	4.7%
Marketing Services	-5.3%	-16.8%	-17.5%	-12.0%	-12.9%

Total operations	4.7%	3.7%	2.1%	8.3%	4.7%

Internal Revenue Growth Rates
Insurance Services	12.8%	10.1%	8.2%	11.6%	10.6%
Screening and Authentication Services	11.1%	5.0%	3.8%	2.3%	5.4%
Financial and Professional Services	-21.5%	-11.3%	-11.9%	5.9%	-10.6%
Government Services	-3.6%	6.7%	-2.2%	13.5%	3.5%
Marketing Services	-5.3%	-16.8%	-17.5%	-12.0%	-12.9%

Total operations	3.7%	2.9%	0.8%	6.5%	3.4%

Operating Profit Margins
Insurance Services	54.1%	53.5%	52.2%	51.4%	52.8%
Screening and Authentication Services	23.0%	22.7%	23.6%	19.5%	22.2%
Financial and Professional Services	9.4%	14.6%	11.9%	13.4%	12.4%
Government Services	7.0%	4.1%	8.3%	9.0%	7.2%
Marketing Services (d)	18.3%	11.2%	14.8%	17.7%	15.6%

Operating income before other operating charges as a percentage of service revenue (c)	25.5%	25.0%	24.6%	21.6%	24.2%

Operating income as a percentage of total revenue	20.4%	23.4%	-20.3%	23.9%	11.7%

ChoicePoint Earnings

ChoicePoint Inc.

Segment Results - Continuing Operations

Notes to Segment Results

(a)	Corporate and shared expenses represent costs of support functions, research and development initiative and incentives that benefit all segments.

(b)	Stock-based compensation includes the following components:

	Q1 2006	Q2 2006	Q3 2006	Q4 2006	FY 2006	Q1 2007	Q2 2007	Q3 2007
Stock option expense	$3,537	$3,424	$4,284	$4,156	$15,401	$3,349	$3,450	$3,002
Restricted stock expense	1,580	1,679	1,933	2,093	7,285	2,293	2,323	2,684

Total	$5,117	$5,103	$6,217	$6,249	$22,686	$5,642	$5,773	$5,686

(c)	The Company has presented analysis above with and without these items because they represent costs that management excludes in its assessments of operating results.

(d)	Represents operating income as a percentage of service revenue.

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